Exhibit 99.1

DAKOTA PLAINS ANNOUNCES OIL STORAGE TANK EXPANSION
PROJECT AT PIONEER RAIL TERMINAL

To increase oil storage capacity from 180,000 barrels to 270,000 barrels

To enable daily throughput increase from 45,000 to 80,000 barrels of oil per day

WAYZATA, Minnesota, (September 2, 2014) Dakota Plains Holdings, Inc. (“Dakota Plains” and “DAKP”), (NYSEMKT: DAKP) today announced that its Board of Directors and joint venture partner have approved the expansion of oil storage at its Pioneer Terminal in New Town, North Dakota. Construction of a third 90,000 barrel storage tank is set to immediately commence; regulatory permits and engineering design are complete and Dakota Plains expects the storage tank to be operational by summer 2015.

The Pioneer Terminal is located in the heart of the Bakken and Three Forks formations and currently has sustainable throughput capacity of 45,000 barrels of oil per day with onsite oil storage of 180,000 barrels. The addition of a third storage tank, recently announced Hiland Partners gathering pipeline, and anticipated expanded rail service will facilitate increasing the sustainable throughput rate to a unit train per day – equivalent to 80,000 barrels of oil per day.

Gabe Claypool, President and Chief Operating Officer of Dakota Plains, who will oversee the project said: “The Pioneer Terminal is a safe, low-cost service provider with state-of-the-art technology. We expect a reduction in unit costs as we expand, and we are discussing steps to bring outsourced operations in-house for additional efficiency. Construction of the new storage tank will commence immediately but will be suspended during the winter months and resumed in the spring. We built the Pioneer Terminal safely, on-time, and under budget and expect to do the same with this storage tank by utilizing the same experienced personnel who built the first two storage tanks.”

Craig M. McKenzie, Chairman and Chief Executive Officer of Dakota Plains, said: “We are working in the near-term to increase the sustained daily throughput to 80,000 barrels per day. We now have economies of scale at the Pioneer Terminal so that this project will provide an attractive return on investment for the benefit of our stockholders. Construction of the new storage tank is estimated to cost $5.5 million gross or $2.75 million net to Dakota Plains for its 50% share; the project is expected to be funded through cash from operations and debt.”

McKenzie continued: “Our goal is ultimately to expand the Pioneer Terminal capacity beyond 80,000 barrels per day commensurate with oil developments near the Pioneer Terminal, complemented by the Hiland Partners pipeline that will be able to gather oil from across the basin.”

Tommy Browning, Canadian Pacific’s Vice President of Energy and Merchandise Marketing and Sales said, “CP is pleased to see the continued expansion of the Dakota Plains state-of-the-art Pioneer Terminal. We’ve been impressed with their terminal’s growth, and look forward to supporting their expanded capacities.”

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil off take services that include crude oil marketing, crude oil transloading, sand transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1,000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

For more information, please contact:
Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.415.8972
www.dakotaplains.com	www.sardverb.com

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